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Exhibit 10.1
Summary of Compensation Arrangements for Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

Following is a description of the compensation arrangements that have been approved by the Company’s Human Resources Committee on January 17, 2005 for the Company’s Chief Executive Officer and the other three most highly compensated executive officers in fiscal 2004 (the “Named Executive Officers.”)

The Human Resource Committee approved the following base salaries, effective February 11, 2005 for the Named Executive Officers:

James Tilley	$214,000
William R. Glass	$157,500
Mark DeBacker	$126,000
Robert G. Miller	$190,000

Messrs. Tilley, Glass, and DeBacker were set pursuant to the terms of their respective employment agreements with the Bank, and Mr. Miller’s base salary was set pursuant to the terms of his employment agreement with ENB Insurance Agency. In addition to their base salaries, the Named Executive Officers are eligible to receive options granted pursuant to the Company’s 1999 Stock Option and Long-Term Incentive Plan, as amended.

As previously reported in the Company’s 2005 Proxy Statement, the Human Resource Committee approved the following bonus payments for performance in fiscal 2004:

James Tilley	$27,500
William R. Glass	$22,000
Mark DeBacker	$18,000
Robert G. Miller	$100,000

Compensation Arrangements for Non-Employee Directors

Non-employee directors of the Company do not receive compensation for meetings of the Company’s Board of Directors. Each non-employee director receives $1,000 per meeting of the Bank’s Board of Directors attended, except James E. Biddle, who also serves as Secretary of the Company and the Bank, receives $1,150 per meeting. In addition, non-employee directors receive $350 for service on a committee of the Company’s Board of Directors and the Bank’s Board of Directors or $450 per meeting if chairperson of the committee. The Chairman of the Board of Directors of the Company and the Bank is paid an annual fee of $38,500, but no committee meeting fees. In addition to directors’ fees, non-employee directors receive an economic benefit from endorsement split-dollar life insurance policies and are eligible to receive options granted pursuant to the Company’s 1999 Stock Option and Long-Term Incentive Plan, as amended.